Exhibit 99

    [GRAPHIC OMITTED]           Michael Porter, President - Investor Relations
Porter, LeVay & Rose, Inc.      Linda Decker, VP - Investor Relations
    PUBLIC RELATIONS            Jeff Myhre, VP - Editorial
                                Tom Gibson, VP - Media Relations 201-476-0322

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    Seven Penn Plaza o New York, NY 10001 o 212-564-4700 o FAX 212-244-3075
                    www.plrinvest.com o plrmail@plrinvest.com
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   NATURAL HEALTH TRENDS CORP.

   Robert H Hesse, President
   972-241-4080
                                                               FOR CLIENT REVIEW

 NATURAL HEALTH TRENDS CORP. NOTIFIED OF NON-COMPLIANCE WITH NASDAQ INDEPENDENT
                                  DIRECTOR RULE


DALLAS, TX, October 18, 2005 -- Natural Health Trends Corp. (NASDAQ NMS: BHIP), an international direct-selling company, announced today that it received a letter from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4350. Specifically, due to the resignation of Robert H. Hesse from the Company's Audit Committee (which was previously disclosed), the Company's Audit Committee is not comprised of three independent directors. Pursuant to Marketplace Rule 4350(d)(4), the Company has been provided with the opportunity to cure such non-compliance until the earlier of its next annual stockholders' meeting or September 28, 2006.

Mr. Hesse, who resigned from the Audit Committee to take on the position of interim CEO of Natural Health Trends, said, "Our Nominating Committee is in the process of identifying, reviewing and evaluating appropriate candidates for appointment to the Board of Directors as independent directors. The Company intends to appoint one or more of the newly appointed independent directors to our Audit Committee."

Natural Health Trends Corp. is an international direct-selling company operating in more than 30 markets throughout Asia, North America, Eastern Europe and Latin America. The Company markets premium quality personal care products under the Lexxus brand and markets its nutritional supplement products under the Kaire brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via e-mail on the Company's homepage, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods that may require further modification; regulatory matters governing our products and network marketing system; our ability to recruit and maintain key management; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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